Sonic Foundry Reports Record Third Quarter Fiscal 2012 Results

MADISON, Wis., July 26, 2012 /PRNewswire/ -- Sonic Foundry, Inc. (NASDAQ: SOFO), the trusted market leader for video management and academic, enterprise and event webcasting, today announced financial results for its fiscal 2012 third quarter ended June 30, 2012.

GAAP results include:

  Revenues of $7.8 million, up 9 percent from the fiscal third quarter of 2011
  Product and other revenue of $4.2 million, up 5 percent from the fiscal third quarter of 2011
  Services revenue of $3.6 million, up 15 percent from $3.1 million in the third quarter of fiscal 2011
    Support and maintenance revenue of $1.9 million, an increase of 3 percent over the third quarter of fiscal 2011
    Event services and hosting revenue of $1.7 million, an increase of 30 percent over the third quarter of fiscal 2011
  Unearned revenue balance of $5.7 million, same as $5.7 million at June 30, 2011
  GAAP net income of $559 thousand or $0.14 per basic and diluted share, compared to net income of $212 thousand or $0.06 per basic share in the fiscal third quarter of 2011
  Gross margin of $5.6 million or 72 percent compared to $4.9 million or 70 percent for the fiscal third quarter of 2011
  Cash balance of $4.3 million at June 30, 2012
  Equity investment in earnings from Mediasite KK of $250 thousand related to our 23% ownership interest in our Japanese partner

Non-GAAP results include:

  Billings of $8.3 million, an increase of 11 percent over the third quarter of fiscal 2011
  Product and other billings of $4.2 million, up 5 percent from the fiscal third quarter of 2011
  Services billings of $4.1 million, an increase of 17 percent over the third quarter of fiscal 2011
    Support and maintenance billings of $2.4 million, an increase of 12 percent over the third quarter of fiscal 2011
    Event services and hosting billings of $1.7 million, an increase of 26 percent over the third quarter of fiscal 2011
  Non-GAAP net income of $1.6 million or $0.41 per basic share compared to non-GAAP net income of $1.1 million or $0.28 per basic share in the third quarter of fiscal 2011

Non-GAAP net income primarily excludes all non-cash related expenses of stock compensation, depreciation, amortization, provision for income taxes and includes the cash impact of billings not recognized as revenue. Reconciliation between GAAP and non-GAAP results is provided at the end of this press release.

At June 30, 2012, $5.7 million of revenue was deferred, of which the company expects to realize approximately $2.2 million in the quarter ending September 30, 2012. Revenue from service contracts is recognized over the life of the contract. Services revenue includes Mediasite customer support contracts as well as training, installation, rental, event and content hosting services.

Gross margin improved from 70 percent in the third quarter of fiscal 2011 to 72 percent in the third quarter of fiscal 2012 due to operational efficiencies in recorder and services costs and a decrease in direct and outsourced event labor costs with lower markups for services which the Company does not provide. These improvements were partially offset by an increase in high definition material cost.

International product and service billings accounted for 24 percent of overall billings, compared to 20 percent in the third quarter of fiscal 2011. During the third quarter of this fiscal year, 85 percent of billings were to preexisting customers, compared to 66 percent in third quarter fiscal 2011, with 64 percent to education customers and 23 percent to corporate.

"The third quarter of fiscal 2012 marks our most successful quarter in company history – from both the perspective of revenue and GAAP profit. We achieved this result while increasing investment in R&D to rapidly accelerate our delivery of new products and innovative enhancements to our service offerings," said Gary Weis, chief executive officer of Sonic Foundry. "In the next several quarters, we plan to announce and deliver capabilities which will both extend the reach of our offerings to new markets and enhance the value and price performance which we offer to customers in our current markets. We will continue to focus on the fundamentals of revenue growth and profitability to grow the value of the company."

Sonic Foundry will host a corporate webcast today for analysts and investors to discuss its fiscal 2012 third quarter results at 3:30 p.m. CT / 4:30 p.m. ET. It will use its patented rich media communications system, Mediasite, to webcast the presentation for both live and on-demand viewing. To access the presentation, register at www.sonicfoundry.com/earnings. An archive of the webcast will be available for 30 days.

EXPLANATION OF NON-GAAP MEASURES

To supplement our financial results presented on a GAAP basis, we use a measure of non-GAAP net income or loss in our financial presentation, which excludes certain non-cash costs and includes certain cash billings not recognized as revenue for GAAP purposes. Our non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Management also believes that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. Our non-GAAP financial measures reflect adjustments based on the following items:

  Billings not recorded as revenue: We have included the cash effect of billings not recorded as revenue, which are deferred for GAAP purposes, in arriving at non-GAAP net income or loss. Our services are typically billed and collected in advance of providing the service which requires minimal cost to perform in the future. Billings are a better indicator of customer activity and cash flow than revenue is, in management's opinion, and is therefore used by management as a key operational indicator.
  Depreciation and amortization of intangible and other assets expenses: We have excluded the effect of depreciation and amortization of assets from our non-GAAP net income or loss. Amortization of intangible assets expense varies in amount and frequency and it is significantly affected by the timing and size of our acquisitions. Depreciation and amortization of asset costs is a non-cash expense that includes the periodic write-off of tooling, product design and other assets that contributed to revenues earned during the periods presented and will contribute to future period revenues as well.
  Non-cash provision for income taxes: We have excluded the impact of the provision for income taxes from our non-GAAP net income or loss. The provision for income taxes is associated with the difference in treatment of goodwill which is not expensed for GAAP purposes but is amortized over a fifteen year life for Federal income tax purposes. The result is a non-cash expense and liability that will never be paid.
  Stock-based compensation expenses: We maintain an employee qualified stock option plan under which we grant options to acquire common stock to eligible employees. We also maintain an employee stock purchase plan under which common stock may be issued to eligible employees at a reduced price. Stock-based compensation expenses are recorded for these plans in accordance with FASB Accounting Standards Codification subtopic 718, Compensation-Stock Compensation. Stock-based compensation expense is a non-cash expense. As a result, we have excluded the effect of stock-based compensation expenses from our non-GAAP net income or loss.

About Sonic Foundry®, Inc.

Sonic Foundry (NASDAQ: SOFO) is the trusted market leader for enterprise webcasting solutions, providing video content management and distribution for education, business and government. Powered by the patented Mediasite webcasting platform and webcast services of Mediasite Events, the company empowers people to advance how they share knowledge online, using video webcasts to bridge time and distance, enhance learning outcomes and improve performance.

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry's products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

Sonic Foundry, Inc. Condensed Consolidated Balance Sheets (in thousands, except for share data) (Unaudited)

	June 30, 2012	September 30, 2011
Assets
Current assets:
Cash and cash equivalents	$ 4,253	$ 5,515
Accounts receivable, net of allowances of $85 and $90	6,609	5,799
Inventories	749	536
Prepaid expenses and other current assets	922	740
Total current assets	12,533	12,590
Property and equipment:
Leasehold improvements	1,728	980
Computer equipment	4,350	3,586
Furniture and fixtures	775	461
Total property and equipment	6,853	5,027
Less accumulated depreciation and amortization	4,005	3,391
Net property and equipment	2,848	1,636
Other assets:
Goodwill	7,576	7,576
Investment in Mediasite KK	250	-
Other intangibles, net of amortization of $175 and $137	20	38
Total assets	$ 23,227	$ 21,840

Liabilities and stockholders' equity
Current liabilities:
Revolving line of credit	$ -	$ -
Accounts payable	1,408	1,373
Accrued liabilities	1,385	1,073
Accrued severance	100	528
Unearned revenue	5,330	5,547
Current portion of capital lease obligation	123	89
Current portion of notes payable	667	897
Total current liabilities	9,013	9,507

Long-term portion of unearned revenue	376	471
Long-term portion of capital lease obligation	163	177
Long-term portion of notes payable	933	694
Leasehold improvement liability	554	-
Deferred tax liability	1,910	1,730
Total liabilities	12,949	12,579

Stockholders' equity:
Preferred stock, $.01 par value, authorized 500,000 shares; none issued and outstanding	—	—
5% preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 1,000,000 shares, none issued	—	—
Common stock, $.01 par value, authorized 10,000,000 shares; 3,875,229 and 3,845,531 shares issued and 3,862,513 and 3,832,815 shares outstanding	39	38
Additional paid-in capital	189,096	188,339
Accumulated deficit	(178,662)	(178,921)
Receivable for common stock issued	(26)	(26)
Treasury stock, at cost, 12,716 shares	(169)	(169)
Total stockholders' equity	10,278	9,261
Total liabilities and stockholders' equity	$ 23,227	$ 21,840

Sonic Foundry, Inc. Condensed Consolidated Statements of Operations (in thousands, except for share and per share data) (Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011

Revenue:
Product	$ 4,099	$ 3,911	$ 9,315	$ 9,386
Services	3,567	3,108	10,317	8,972
Other	91	71	238	187
Total revenue	7,757	7,090	19,870	18,545

Cost of revenue:
Product	1,850	1,848	4,466	4,489
Services	352	314	1,058	997
Total cost of revenue	2,202	2,162	5,524	5,486
Gross margin	5,555	4,928	14,346	13,059

Operating expenses:
Selling and marketing	3,399	2,984	8,875	7,889
General and administrative	668	720	2,143	2,056
Product development	1,089	863	3,033	2,559
Total operating expenses	5,156	4,567	14,051	12,504
Income from operations	399	361	295	555

Equity investment in earnings from Mediasite KK	250	-	250	-
Other expense, net	(30)	(89)	(106)	(212)
Income before income taxes	619	272	439	343
Provision for income taxes	(60)	(60)	(180)	(180)
Net income	$ 559	$ 212	$ 259	$ 163

Net income per common share:
– basic	$ 0.14	$ 0.06	$ 0.07	$ 0.04
– diluted	$ 0.14	$ 0.05	$ 0.07	$ 0.04

Weighted average common shares – basic	3,856,536	3,786,349	3,849,667	3,724,413
– diluted	3,900,435	3,979,228	3,904,281	3,929,401

Non-GAAP Consolidated Statements of Operations (in thousands, except for per share data)

	Fiscal Quarter Ended June 30, 2012			Fiscal Quarter Ended June 30, 2011
	GAAP	Adj(1)	Non-GAAP	GAAP	Adj(1)	Non-GAAP

Revenues	$ 7,757	$ 568	$ 8,325	$ 7,090	$ 418	$ 7,508
Cost of revenue	2,202	—	2,202	2,162	—	2,162
Total operating expenses	5,156	(409)	4,747	4,567	(360)	4,207
Income from operations	399	977	1,376	361	778	1,139
Equity investment in earnings from Mediasite KK	250	—	250	—	—	—
Other expense, net	(30)	—	(30)	(89)	—	(89)
Provision for income taxes	(60)	60	—	(60)	60	—
Net income	$ 559	$ 1,037	$ 1,596	$ 212	$ 838	$ 1,050
Basic net income per common share	$ 0.14	$ 0.27	$ 0.41	$ 0.06	$ 0.22	$ 0.28
Diluted net income per common share	$ 0.14	$ 0.27	$ 0.41	$ 0.05	$ 0.21	$ 0.26

(1)Adjustments consist of the following:

Billings		$ 568			$ 418
Depreciation and amortization		233			203
Non-cash tax provision		60			60
Stock-based compensation(2)		176			157

Total non-GAAP adjustments		$ 1,037			$ 838

(2) Stock-based compensation is included in the following GAAP operating expenses:

Selling and marketing		$ 112			$ 107
General and administrative		10			12
Product development		54			38

Total stock-based compensation		$ 176			$ 157

CONTACT: For investor inquiries, investor@sonicfoundry.com, For media relations, tammy@sonicfoundry.com